Exhibit 15
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, Minnesota
We have performed a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Pentair, Inc. and Subsidiaries (the “Company”) for the periods ended September 30, 2006 and October 1, 2005, as indicated in our report dated October 31, 2006; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in Registration Statement Nos. 33-38534, 33-45012, 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432 and 333-126693.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
October 31, 2006